Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the reference of our firm under the caption “Experts” in the Registration Statement on Form F-3 and the related short form base shelf prospectus of DragonWave Inc. (“DragonWave”), for the registration of debt securities, common shares, warrants, subscription receipts, and units and to the incorporation by reference therein of our reports dated May 12, 2015, with respect to the consolidated financial statements and schedules of DragonWave and the effectiveness of internal control over financial reporting of DragonWave, included in its Annual Report on Form 20-F for the year ended February 28, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP Chartered Professional Accountants Licensed Public Accountants

Ottawa, Canada

March 4, 2016